Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-197748, No. 333-203143 and No. 333-211264, and Form S-3 No. 333-206324) of Immune Design Corp. of our report dated March 7, 2017, with respect to the consolidated financial statements of Immune Design Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Seattle, Washington
March 7, 2017